EXHIBIT 99.1

Commercial Barge Line Company Announces Results for Quarter and Nine Months Ended September 30, 2011

JEFFERSONVILLE, IN—(Marketwire – November 15, 2011) - Commercial Barge Line Company (“CBL” or the “Company”) today announced results for the quarter and nine months ended September 30, 2011 and filed those results on Form 10-Q with the Securities and Exchange Commission. Copies of our filing on Form 10-Q are available on the Company’s website at www.aclines.com.

Revenues

Revenues for the quarter and nine months ended September 30, 2011 increased 12.4% and 18.0% to $233.0 million and $613.2 million, respectively. Transportation revenues increased by 20.0% and 16.0% in the quarter and nine months ended September 30, 2011 to $196.4 million and $520.8 million respectively. On a fuel-neutral basis, transportation revenues increased approximately 9.1% and 8.0% for the quarter and nine months ended September 30, 2011, respectively. Affreightment volume compared to the same periods of 2010 increased 6.1% in the quarter to 8.3 billion ton-miles and increased 1.1% for the nine months ended September 30, 2011 to 22.8 billion ton-miles. The strong improvement in transportation revenues for the three month period was primarily due to higher rates, driven by a favorable mix shift into export coal, petroleum and other liquid cargoes. For the nine month period, the increase in our transportation revenues was driven by volume increases in coal and energy, steel and steel inputs, petroleum, chemicals, and all other bulk, as well as increases in non-affreightment charter/day rate revenue, towing revenue and demurrage. These increases were partially offset by lower salt and grain volumes, lower scrapping revenue and the volume impact of tow-size and other operating restrictions and idle barge days as a result of the record flooding along the inland waterways during more than two-thirds of the second quarter.

Manufacturing segment revenue decreased $6.4 million or 15.5% in the third quarter, reflecting lower sales of barges to third parties. For the nine months ended September 30, 2011, manufacturing segment revenues increased $22.8 million or 35.2% due to higher external production levels compared to the prior year. The manufacturing segment revenue backlog at the end of September 2011 was $117.1 million, up 84% year-over-year versus $63.8 million at the end of September 2010.

Adjusted EBITDA and Adjusted EBITDAR

Adjusted EBITDA for the three months ended September 30, 2011 was $42.8 million, an 18.8% increase over the same period of 2010 which was $36.0 million. For the nine months ended September 30, 2011 Adjusted EBITDA was $84.4 million, a 12.0% increase over the same period of 2010 which was $75.4 million.

Historically, the Company has reported Adjusted EBITDA as a relevant and meaningful indicator of operating performance which provides an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. Included in that measure are rents related to operating leases on revenue-generating equipment. These costs are essentially the result of financing transactions, but have historically been included in the Adjusted EBITDA measure as their variability between periods has not been significant. In the future, these expenses may result in additional variability in financial results, reflecting changes to lease terms, expiration of lease arrangements or the addition of new equipment financed through operating lease transactions, any of which would impact the comparability of financial results between periods. Going forward, the Company believes that the exclusion of rents related to such financing arrangements would be appropriate in providing a meaningful indicator of operating performance. Accordingly, in future financial releases, the Company will report Adjusted Earnings before Interest, Taxes, Depreciation, Amortization and Rents from Continuing Operations (“Adjusted EBITDAR”) on a comparable basis for all periods presented.

Adjusted EBITDAR for the three months ended September 30, 2011 was $46.7 million, a 17.2% increase over the same period of 2010 which was $39.8 million. The increase for the three month period was driven by a 9.1% increase in ton-mile volume, strong revenue performance as a result of pricing and favorable volume mix shift and cost reductions.

Adjusted EBITDAR for the nine months ended September 30, 2011 was $96.0 million, a 10.7% increase over the same period of 2010 which was $86.8 million. The increase for the nine month period was driven by strong revenue performance as a result of pricing and favorable volume mix shift and was bolstered by the positive impact of a number of cost reduction initiatives implemented during the period. These gains were partially offset by an estimated $10.4 million margin impact of the flooding experienced in the second quarter in comparison to the prior year performance and higher fuel costs. Estimates of this negative margin impact were based on the Company’s run rate prior to the flooding and are more than one and a half times the estimated impact based on the comparable period of the prior year. On a trailing twelve months basis, Adjusted EBITDAR was $155.0 million at September 30, 2011.

Commenting on the results, Mark Knoy, President and Chief Executive Officer, stated, “We saw the market recover in our transportation segment in the third quarter to momentum levels we were experiencing prior to the second quarter’s record flooding. We are being led by our steel industry accounts, stronger chemical and petroleum volumes in our liquid transportation business and growing domestic and export coal demand. We believe that the demand for our services will remain solid in 2011 due to strong volumes and limited excess barging capacity in the industry combined with a delayed grain harvest season that should provide momentum into the first quarter of 2012. We are continuing our efforts to drive greater boat efficiency and deliver more reliable service for our customers by improving our fleet through the addition of new Jeffboat built barges, having added 55 new covered hoppers and two oversize tank barges this year.” Mr. Knoy went on to comment on the manufacturing segment. “We continued to improve performance at Jeffboat, through changes in production processes and a renewed focus on business mix that have resulted in higher absolute throughput in the shipyard. Further, with the combination of our sizable external sales backlog, current market demands and the barges we expect to build for the transportations segment, we anticipate that Jeffboat’s capacity through 2012 will be fully committed, providing that business with a predictable book of business for the coming year.”

Fuel

Net fuel costs increased in the three months ended September 30, 2011, by 490 basis points to 23.1% of transportation segment revenues or $45.3 million. Fuel consumption was up approximately 8.0% for the three month period compared to the same period of the prior year, which compares favorably to the 9.1% increase in ton-mile volume experienced during that same period. The average net-of-hedge-impact price per gallon increased 41.3% to $3.09 per gallon in the three months ended September 30, 2011.

Net fuel costs increased in the nine months ended September 30, 2011, by 460 basis points to 24.4% of transportation segment revenues or $126.9 million. Fuel consumption was up approximately 5.8% for the nine month period compared to the same period of the prior year compared to a 3.8% increase in ton-mile volume. This unfavorable comparison was driven by lower boat efficiency in the second quarter due to high water conditions. The average net-of-hedge-impact price per gallon increased 35.2% to $2.92 per gallon in the nine months ended September 30, 2011.

Net Income

For the quarter and nine months ended September 30, 2011, the Company had net income of $5.1 million and a net loss of $24.4 million, compared to net income of $5.1 million and $0.2 million in the quarter and nine months ended September 30, 2010. Net income for the 2011 periods reflect non-comparable charges of approximately $9.1 million in the third quarter and $28.3 million in the nine months ended September 30, 2011 related to non-cash purchase accounting items. In addition, approximately $6.7 million of the nine month decline was attributable to the estimated after-tax impact of margin losses related to the second quarter flooding. Comparability was also impacted by lower 2011 after-tax gains on asset dispositions of $3.5 million in the quarter and $7.5 million for the nine month period and the higher transition expenses of $2.9 million in the quarter and $12.0 million in the nine month period.

Liquidity and Debt Position

As of September 30, 2011, our outstanding debt totaled $435.9 million, including the unamortized purchase accounting debt premium of $30.6 million. We were in compliance with all debt covenants on September 30, 2011 and had $257.7 million in remaining availability under our credit facility, of which $182.7 million was available for use. The Credit Facility has no maintenance financial covenants unless borrowing availability is generally less than $48.8 million. As of September 30, 2011, the present value of the lease payments associated with revenue generating equipment was approximately $39.0 million. Including the present value of these lease payments, the Company’s total indebtedness was $474.5 million as of September 30, 2011.

About the Company

Commercial Barge Line Company, headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades. For more information about the Company, visit the Company’s website at www.aclines.com.

Forward-Looking Statements

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of Commercial Barge Line Company. Risks and uncertainties are detailed from time to time in Commercial Barge Line Company’s filings with the SEC, including our report on Form 10-K for the year ended December 31, 2010 and our most recent Form 10-Q. Commercial Barge Line Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

Net Income (Loss) from Continuing Operations to Adjusted EBITDA and EBITDAR Reconciliation

(Dollars in Thousands - Unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30 2011	Three Months Ended September 30 2010	Nine Months Ended September 30 2011	Nine Months Ended September 30 2010	Trailing Twelve Months Ended September 30 2011
Net Income (Loss) from Continuing Operations	$5,063	$5,065	$(24,428)	$222	$(27,835)
Adjustments from Continuing Operations:
Interest Income	(4)	—	(162)	(1)	(164)
Interest Expense	7,553	9,815	22,645	29,434	31,939
Debt Retirement Expenses	—	—	—	—	8,701
Depreciation and Amortization	26,649	11,207	82,081	35,118	95,076
Taxes	(486)	5,583	(16,784)	1,089	(11,705)

EBITDA from Continuing Operations	$38,775	$31,670	$63,352	$65,862	$96,012

Other Non-cash or non-comparable charges included in net income:
Share Based Compensation (1)	$389	$1,471	$2,204	$3,094	6,574
Merger Related and Consulting Expenses (2)	3,064	—	16,508	—	30,818
Compensation Cost Savings (3)	—	2,100	—	4,200	2,100
Public Company Costs (4)	—	625	—	1,875	625
Restructuring Costs (5)	554	166	2,382	333	3,549

Total non-comparable/non-cash charges	$4,007	$4,362	$21,094	$9,502	$43,666

Adjusted EBITDA from Continuing Operations	$42,782	$36,032	$84,446	$75,364	$139,678

Long-term Boat and Barge Rents	3,873	3,780	11,550	11,389	15,327

Adjusted EBITDAR from Continuing Operations	$46,655	$39,812	$95,996	$86,753	$155,005

1	Non-cash share-based compensation expense
2	Includes direct merger expenses, strategic and management consulting fees and net impact of purchase accounting
3	Reflects higher annual incentive accruals in 2010 than plan in place for 2011
4	Reflects certain costs of being a company with publicly traded equity internalized in 2011, including investor relations expenses, internal audit expenses, board of director expenses and incremental audit fees.
5	Includes severance to separating executives